EXHIBIT 2.1

                      DATED THIS 20TH DAY OF DECEMBER 2005
                      ------------------------------------


                                     BETWEEN


                                M2B WORLD PTE LTD
                                 (AS THE VENDOR)



                                      AND




                       AUSTON INTERNATIONAL GROUP LIMITED
                               (AS THE PURCHASER)






                      -------------------------------------
                           SALE AND PURCHASE AGREEMENT
         RELATING TO 81 PER CENT OF THE ENTIRE ISSUED SHARE CAPITAL OF
                             M2B GAME WORLD PTE LTD
                      -------------------------------------




                         [STAMFORD LAW CORPORATION LOGO]



                      (incorporated with limited liability)
                             9 Raffles Place #32-00
                         Republic Plaza Singapore 048619
                              Main: (65) 6389-3000
                               Fax: (65) 6389-3099
                         WEBSITE: WWW.STAMFORDLAW.COM.SG










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                                TABLE OF CONTENTS
                                -----------------

CLAUSE NO    HEADING                                                        PAGE
---------    -------                                                        ----

1.           Interpretation ..................................................1
2.           Sale and Purchase of Shares .....................................3
3.           Transfer of Sale Shares .........................................4
4.           Consideration ...................................................4
5.           Issue of Consideration Shares ...................................5
6.           Covenants and Undertakings ......................................7
7.           Vendor's Warranties .............................................8
8.           Guaranteed Profit ...............................................9
9.           Indemnification by Vendor .......................................10
10.          Confidentiality .................................................10
11.          Restriction on Announcements ....................................10
12.          Costs and Stamp Duty ............................................I1
13.          General .........................................................11
14.          Notices .........................................................12
15.          Remedies and Waivers ............................................12
16.          Time of Essence .................................................12
17.          Third Party Rights ..............................................13
18.          Counterparts ....................................................13
19.          Governing Law and Submission to Jurisdiction ....................13
Appendix A -- Share Transfer Form ............................................15
Appendix B - Letter of Resignation ...........................................16

THIS AGREEMENT is made on the 20th day of December 2005

BETWEEN

(1) M2B WORLD PTE LTD (Company Registration No. 20003654C), a company incorporated in Singapore and having its registered office at 112 Middle Road #08-01, Midland House, Singapore 188970 (the "VENDOR"); and

(2) AUSTON INTERNATIONAL GROUP LEVIITED (Company Registration No. 199801660M), a company incorporated in Singapore and having its registered office at 45 Middle Road #05-00 Auston Unicentre, Singapore 188954 (the "PURCHASER" or "AIG").


WHEREAS:

(A) M2B GAME WORLD PTE LTD (Certificate of Incorporation No. 200501084W), a company incorporated in Singapore and having its registered office at Registered Office: 112 Middle Road #08-01, Midland House, Singapore 188970 (the "COMPANY").

(B) The Company has at the date of this Agreement an authorised and issued share capital of S$1,000,000 divided into 10,000,000 ordinary shares of S$0.10 each.

(C) The Vendor is at the date of this Agreement the legal and beneficial owner of all of the Sale Shares (as hereinafter defined).

(D) The Vendor has offered to sell to the Purchaser and the Purchaser has agreed to purchase from the Vendor the Sale Shares (as hereinafter defined) on the terms and subject to the conditions contained in this Agreement.


IT IS AGREED AS FOLLOWS:

1.       INTERPRETATION
         --------------

1.1 In this Agreement and the Schedules unless the context otherwise requires, the following words and expressions shall have the following meanings:

         "AIG SHARES" means the ordinary shares in the issued and paid up capital of AIG at the date hereof;

         "BUSINESS DAY'" means a day (other than a Saturday or Sunday or a gazetted public holiday) in Singapore;

         "COMPANIES ACT" means the Companies Act, Chapter 50 of Singapore;

         "CONFIDENTIAL INFORMATION" means this Agreement and all oral, written and other confidential and proprietary information owned or furnished by or on behalf of the Vendor without limitation, financial, technical and business information, data, know-how, market reports, technological designs, computer programmes and related documentation;

         "CONSIDERATION" means the consideration for the Sale Shares as specified in Clause 3;


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         "CONSIDERATION SHARES" means the 71,428,571 AIG Shares to be issued by the Purchaser in satisfaction of the Consideration;

         "DAMAGES" means any and all losses, claims, causes of action, damages, and liabilities of any kind or nature whatsoever, including but not limited to, shortages, obligations, liabilities, payments, judgements, suits, litigation, proceedings, equitable relief granted, consents, agreed orders, settlements, awards, demands, offsets, defences, counterclaims, actions or proceedings, assessments, deficiencies, fines, penalties, assessments, costs, fees, disbursements, including without limitation, fees, disbursements and expenses of attorneys (including fees, disbursements and expenses of attorneys incurred in connection with the cost of defence of any claims or causes of action on a solicitor-client basis), accountants and other professional advisors and of expert witnesses and costs of investigation and preparation and costs of court of any kind or nature whatsoever, interest and penalties. Damages shall not include diminution in value, indirect, consequential, special or punitive damages, loss of profits or loss of reputational goodwill;

         "ENCUMBRANCE" means any mortgage, assignment of receivables, debenture, lien, charge, pledge, security interest, title retention, right to acquire, options, restriction on transfer and any other encumbrance or condition whatsoever;

         "FY" means, in relation to any given year, the financial year ended, or as the case may be, ending 31 December;

         "GROUP" means the Company and its subsidiaries and "GROUP COMPANY" means any of them;

         "INTELLECTUAL PROPERTY RIGHT" means any any patents, trademarks, service marks or names whether or not registered or capable of registration including registered designs, design rights, copyrights, database rights, the right to apply for and applications for any of the preceding items, together with the rights in inventions, processes, software, know-how, trade or business secrets, confidential information or any other similar right or asset capable of protection enjoyed, owned, used or licensed by any Group Company wherever in the world enforceable;

         "LISTING MANUAL" means the Listing Manual of the SGX-ST as may be amended from time to time;

         "MARKET DAY(S)" means a day or days on which SGX-ST is open for securities trading;

         "PURCHASER'S DUE DILIGENCE EXERCISE" means the legal and commercial due diligence conducted by the Purchaser in respect of the accounts, assets, agreements, personnel and businesses relating to the Group as the Purchaser may reasonably require;

         "PURCHASER'S SOLICITORS" means Stamford Law Corporation (Company Registration No. 200010215M), of 9 Raffles Place, #32-00 Republic Plaza, Singapore 048619;

         "SALE SHARES" means the 8,100,000 shares of S$0.10 each in the capital of the Company representing 81 per cent of the existing issued share capital of the Company;

         "SETTLEMENT" means the payment of the Consideration as specified in Clause 5;

         "SETTLEMENT DATE" means the date on which Settlement takes place pursuant to Clause 5;

         "SGX-ST" means Singapore Exchange Securities and Trading Limited;

         "SINGAPORE DOLLAR" or "S$" means the lawful currency of the Republic of Singapore;

         "USS" means the lawful currency of the United States of America; and

         "WARRANTIES" means the representations, warranties, indemnities and undertakings of the Vendors contained or referred to in Clause 7.

1.2 Reference to statutory provisions shall be construed as references to those provisions as respectively amended or re-enacted or as their application is modified by other provisions (whether before or after the date hereof) from time to time and shall include any provisions of which they are re-enactments (whether with or without modification).

1.3 References herein to Clauses, Schedules and Appendices are to Clauses in and schedules and appendices to this Agreement. The Schedules and Appendices form part of this Agreement and have the same force and effect as if expressly set out in the body of this Agreement.

1.4 References herein to "subsidiaries" shall mean subsidiaries as defined in the Companies Act.

1.5 The headings are inserted for convenience only and shall not affect the construction of this Agreement.

1.6 Words importing the singular shall include the plural and VICE VERSA, words importing a specific gender shall include the other genders (male, female or neuter); and "PERSON" shall include an individual, corporation, company, partnership, firm, trustee, trust, executor, administrator or other legal personal representative, unincorporated association, joint venture, syndicate or other business enterprise, any governmental, administrative or regulatory authority or agency (notwithstanding that "person" may be sometimes used in this Agreement in conjunction with some of such words), and their respective successors, legal personal representatives and assigns, as the case may be, and pronouns shall have a similarly extended meaning.

1.7 Any information, fact or matter which is capable of influencing the decision of a purchaser of shares or which is necessary for a purchaser to know to enable it to come to a considered judgment is to be regarded as material and unless otherwise provided the materiality of any inaccuracy, discrepancy, commission or omission, alteration and liability in respect of any relevant subject matter will be construed accordingly.


2.       SALE AND PURCHASE OF SHARES
         ---------------------------

         Subject to the terms and conditions of this Agreement, the Vendor agrees to sell as legal and beneficial owner and transfer to the Purchaser, and the Purchaser agrees to purchase from the Vendor, all of the Vendor's rights, title and interest in and to the Sale Shares free and clear of all Encumbrances, together with all rights, dividends, entitlements and benefits


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3.       TRANSFER OF SALE SHARES
         -----------------------

3.1 The Vendor undertakes that it shall within 5 Business Days from the date of this Agreement deliver to the Purchaser:-

         3.1.1 certified true copies of the resolutions passed by the board of directors of the Vendor approving the sale of the Sale Shares by the Vendor to the Purchaser pursuant to this Agreement;

         3.1.2 certified true copies of the resolutions passed by the board of directors of the Company:-

                  (a) approving the transfer of the Sale Shares to the Purchaser;

                  (b) authorising the cancellation of old share certificates and the issue of new share certificates in respect of the Sale Shares in favour of the Purchaser and/or its nominees;

                  (c) approving the entry of the name of the Purchaser or its nominees as holder of the Sale Shares in the register of members of the Company; and

                  (d) approving the appointment of three persons nominated by the Purchaser as directors of the Company,

                  in such forms as the Purchaser may require;

         3.1.3 duly executed share transfer FORMS, in substantially the form set out in Appendix A, in respect of the Sale Shares in favour of the Purchaser or its nominees, together with the relevant share certificate(s);

         3.1.4 (if so required by the Commissioner of Stamp Duties in Singapore), the duly executed working sheet computing the net asset value per share of the Company, together with such other documents and instruments as the Commissioner of Stamp Duties in Singapore may require for the stamping of the share transfer forms in respect of the Sale Shares;

         3.1.5 such waivers or consents as may be necessary to enable the Purchaser or its nominees to be registered as holder of any and all of the Sale Shares; and

         3.1.6 such other documents, in form and substance satisfactory to the Purchaser, as the Purchaser may require, to complete the sale and purchase of the Sale Shares and to complete the transactions contemplated herein.


4.       CONSIDERATION
         -------------

4.1 The Consideration shall be Singapore Dollars Five Million (S$5,000,000.00), to be satisfied by the issuance of 71,428,571 AIG Shares by the Purchaser to the Vendor at the issue price of S$0.07 per AIG Share, credited as fully paid-up upon issue.

4.2 The Consideration Shares shall when issued, rank PARI PASSU with all other AIG Shares that are in issue and credited as fully paid-up and carry the same entitlement to dividends, distributions, or other rights that shall accrue to the existing AIG Shares, other than those the record date for which is on a date falling before the Settlement Date.



                                       4








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5.       ISSUE OF CONSIDERATION SHARES
         -----------------------------

5.1 The obligations of the Purchaser to effect Settlement and to issue the Consideration Shares under this Agreement shall be conditional upon the following:

         5.1.1 completion of the Purchaser's Due Diligence Exercise and the result of the Purchaser's Due Diligence Exercise, in the absolute opinion of the Purchaser being satisfactory and acceptable to the Purchaser in all material respects;

         5.1.2 completion of a placement by the Purchaser of not less than 40,000,000 new AIG Shares at the price of S$0.04 per AIG Share to third parties;

         5.1.3 the approval of the shareholders of the Purchaser being obtained at an extraordinary general meeting of such shareholders:

                  (a) for the acquisition of the Sale Shares; and

                  (b) for the issuance of the Consideration Shares.

         5.1.4 the in-principle approval of the SGX-ST for the listing and quotation of the Consideration Shares;

         5.1.5 each of the Warranties remaining true and not misleading in any respect at Settlement, as if repeated at the Settlement Date and at all tunes between the date of this Agreement and the Settlement Date;

         5.1.6 the Vendor having performed all of the covenants and undertakings required to be performed by it under this Agreement;

         5.1.7 all other necessary consents, if any, being granted and not withdrawn or revoked by third parties (including without limitation, government bodies, stock exchange and other relevant authorities having jurisdiction over the transactions contemplated under this Agreement) and if such consents are obtained subject to any conditions and where such conditions affect any of the parties, such conditions being acceptable to the party concerned and, if such conditions are required to be fulfilled before Settlement, such conditions being fulfilled before Settlement.

5.2 the Purchaser may waive all or any of such conditions in Clause 5.1 at any time by notice in writing to the Vendor.

5.3 Where any approval granted by the SGX-ST for the listing and quotation of the Consideration Shares is subject to any conditions, the Vendor agrees to comply with such conditions as may be applicable to it.

5.4 Subject to the provisions of Clause 7.8. Settlement shall take place on the date falling two (2) Business Days after all the conditions set out in Clause 5.1 are fulfilled (or if not fulfilled, are waived by the Purchaser) at the offices of the Purchaser's Solicitors (or at such other place as the parties may agree in writing), whereupon the Purchaser shall:


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

         5.4.1    deliver or caused to be delivered to the Central Depository
                  (Pte) Limited a share certificate for such number of Consideration Shares to be issued in respect of the Consideration;

         5.4.2    deliver or cause to be delivered to the Central Depository
                  (Ptc) Limited an instruction to credit such securities account as the Vendor shall inform the Purchaser prior to Settlement with the Consideration Shares to be issued in respect of the Consideration; and

         5.4.3 deliver certified true copies of the resolutions passed by the board of directors of the Purchaser approving the appointment of two persons nominated by the Vendor as directors of the Purchaser.

5.3 Notwithstanding Clause 5.1, if in any respect any of the provisions of Clause 5 are not complied with by the Vendor on the Settlement Date, the Purchaser may at its sole discretion:

         5.3.1 defer Settlement to a date not more than 30 days after the Settlement Date (and the provisions of this Clause 5 shall apply to Settlement as so deferred); or

         5.3.2 proceed with Settlement so far as practicable (without prejudice to its rights to claim Damages for the Vendor's failure to comply with any of the conditions in this Clause 5 or any of its rights under this Agreement); or

         5.3.3 rescind this Agreement without prejudice to any other remedy it may have.

 5.5 If the conditions set out in Clause 5.1 shall not have been fulfilled within 90 days from the date of this Agreement (or waived by the Purchaser in accordance with Clause 4.2), then unless extended by mutual agreement between the parties hereto:

         5.5.1 the Purchaser shall return the Sale Shares to the Vendor by delivering to the Purchaser:

                  (a) the duty executed share transfer forms substantially in the form set out in Appendix A in respect of the Sale Shares in favour of the Vendor or its nominees, together with the relevant share certificate(s);

                  (b) the letters of resignation substantially in the form set out in Appendix B executed by the persons nominated by the Purchaser to the board of directors of the Company; and

         5.5.2 the provisions of this Agreement shall (other than this Clause, Clause 7 (Vendor's Warranties), Clause 10 (Confidentiality), Clause 11 (Restriction on Announcements), Clause 12 (Costs and Stamp Duty), Clause 14 (Notices) and Clause 19 (Governing Law and Submission to Jurisdiction)) from such date IPSO FACTO cease and determine and none of the parties shall have any claim against the damages, compensation or otherwise save in respect of any antecedent breach of this Agreement.

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6.       COVENANTS AND UNDERTAKINGS
         --------------------------

6.1 The Vendor undertakes that from the date of this Agreement it shall (except where otherwise agreed in writing by the Purchaser) ensure that it shall not sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any of its shares in the Company (or any securities convertible into or exercisable or exchangeable for or that represent the right to receive, subscribe for or purchase the Shares of the Company).

6.2 The Vendor undertakes with the Purchaser that except with the consent in writing of the Purchaser or as otherwise expressly provided for in this Agreement that the Vendor:

         6.2.1 will not for a period of three years after the date of this Agreement, solicit in competition with any Group Company, the custom of any person, firm or company who is at the Settlement Date or who, was at any time in the two years immediately preceding the Settlement Date a customer of that Group Company; or

         6.2.2 will not for a period of three years after the date of this Agreement, induce any directors or employees of any Group Company to terminate such person's directorship or to leave the employment of the Group Company or employ such director or employee.

         The parties agree that all obligations or restrictions in this Clause
         6.3 are necessary and fundamental to the protection of the Purchaser and each Group Company, and are reasonable and valid.

6.3 In the event that any obligation should be held to be invalid as an unreasonable restraint of trade or for any other reason whatsoever but would have been held valid if part of the wording thereof is reduced or the range of activities or the duration of such obligation of area dealt with thereby is reduced in scope, such obligations shall apply with such modifications as may be necessary to make them valid and effective.

6.4 The Vendor agrees that it shall (i) enter into a management agreement for a period of three years with the Purchaser and the Company (the "MANAGEMENT AGREEMENT") whereby the Vendor shall provide management, technical, marketing and accounting services and support (and/or such other services as to be agreed upon between the parties) for the Company; (ii) procure all necessary financing required of the Company for the duration and currency of the Management Agreement (the "MANAGEMENT SERVICES"), which financing shall be made by way of loan, debenture, mortgage or in such other manner from financial institutions or other third party sources ("EXTERNAL FINANCING"). For the avoidance of doubt, it is the understanding of the Parties that the Parties shall not be obliged to provide any guarantee, undertaking, indemnity or other security for any External Financing; and (iii) in consideration of the Management Services to be provided by the Vender under the Management Agreement, the Vendor shall be entitled to 30 per cent of the consolidated profit before tax of the Company throughout the duration of the Mangement Agreement.

6.5 The Purchaser agrees that the Vendor shall at Settlement have the right to appoint two persons as it may nominate to the board of directors of the Purchaser.

6.6 Each and every obligation under this Clause shall be treated as a separate and distinctive obligation and shall be severally enforceable as such and in the event of any obligation or obligations being or becoming unenforceable shall be deleted from this Clause and any such deletion shall not affect the enforceability of all such parts of this Clause as remain not so deleted.


7.        VENDOR'S WARRANTIES
          -------------------

7.1 The Vendor hereby represents, warrants and undertakes to and with the Purchaser (with the intent that the provisions of this Clause shall continue to have full force and effect notwithstanding Settlement) that:

         7.1.1 the Vendor has full power and authority to enter into and perform this Agreement and this Agreement constitutes valid and binding obligations on the Vendor;

         7.1.2 it is the legal and beneficial owner of the Shares of the Company and is entitled to sell and transfer the Shares to the Purchaser, free from all and any Encumbrances together with all rights, dividends, entitlements and benefits attaching thereto and no other person has any rights of pre-emption over such Shares;

         7.1.3 the Shares of the Company are validly allotted, issued and fully paid up;

         7.1.4 the execution and delivery of, and the performance by Vendor of its obligations under this Agreement will not:

                  (a) result in a breach of any provision of the memorandum or articles of association of the Vendor or of any agreement or arrangement to which is the Vendor is a parry or by which it is bound; and/or

                  (b) result in a breach of any order, judgement or decree of or undertaking to any court, government body, statutory authority or regulatory body (including, without limitation, any relevant stock exchange or securities council) to which the Vendor is a party or by which it is bound.

7.2 The Vendor further warrants and undertakes to and with the Purchaser that:

         7.2.1 each of the Warranties is true and accurate in all respects and not misleading at the date of this Agreement and will continue to be true and accurate in all respects and not misleading down to and including Settlement; and

         7.2.2 in relation to any Warranty which refers to the knowledge, information or belief of the Vendor, that the Vendor has made reasonable enquiry into the subject matter of that Warranty.

7.3 The warranties given hereunder or pursuant hereto shall not in any respect be extinguished or affected by Settlement and the benefits thereof may be assigned in whole or in part by the Purchaser to any third party at the Purchaser's sole discretion without the Vendor's consent.

7.4 The Vendor acknowledges that the Purchaser has entered into this Agreement in reliance upon and on the basis of each of the Warranties.


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

 7.5 The Warranties shall be separate and independent and save as expressly provided shall not be limited by reference to any other Clause or anything in this Agreement, the Schedules or the Appendices.

 7.6 If prior to Settlement, the Vendor shall become aware of any event which results or may result in any of the Warranties being unfulfilled, untrue, incorrect or misleading on Settlement, the Vendor shall immediately notify the Purchaser in writing thereof prior to the Settlement (as the case may be) and it shall make any investigation concerning the event which the Purchaser, without prejudice to any of its rights under this Agreement, may reasonably require.

 7.7 The Vendor shall procure that (save only as may be necessary to give effect to this Agreement) neither the Vendor nor the Group shall do, allow or procure any act or omission before Settlement which would constitute a breach of any of the Warranties if they were given at Settlement or which would make any of the Warranties unfulfilled, untrue, inaccurate or misleading in any respect if they were so given.

 7.8 In the event of it becoming apparent on or before Settlement that the Vendor is or may be in breach of any of the Warranties or any other term of this Agreement, the Purchaser shall be entitled to rescind this Agreement by notice in writing to the Vendor. Upon rescission of this Agreement under this Clause 7.8, the Purchaser shall, in addition to its rights to damages, be entitled to be paid legal, accounting and other costs and expenses incurred by the Purchaser in connection with this Agreement.

 7.9 The Vendor shall use its best endeavours to give to the Purchaser and its solicitors, financiers, consultants, advisers and accountants up to Settlement all such information and documentation relating to the Group in its possession or control as the Purchaser shall require to enable it to be satisfied as to the accuracy and due observance of the Warranties.


8.       GUARANTEED PROFIT
         -----------------

8.1 The Vendor warrants that for FY2006 (or such other accounting period as may be agreed between the parties), the audited consolidated profit after tax of the Company for such period attributable to the Purchaser by virtue of its shareholding in the Company shall not be less than Singapore Dollars Five Hundred Thousand (S$500,000.00) (the "GUARANTEED Profit").

8.2 In the event the audited consolidated profit after tax of the Company for the said financial year is less than the Guaranteed Profit:

         8.2.1 the Vendor shall indemnify the Purchaser and shall upon written demand by the Purchaser make, an ex-gratia payment to and at the election of the Purchaser, a sum equivalent to either (a) the difference between the Guaranteed Profit and the Company's actual audited consolidated net profit in cash, or (b) (if the Company makes a loss and not a profit) the sum of the quantum of the loss and the Guaranteed Profit, pro-rated according to the Purchaser's interest in the issued Share capital of the Company; and

         8.2.2 the warranty set out in Clause 8.1 shall be repeated in respect of the next succeeding financial year, and this Clause 8.2 shall MUTATIS MUTANDIS apply in the event the audited consolidated profit after tax of the Company for that next succeeding financial year is less than the Guaranteed Profit.


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9.       INDEMNIFICATION BY VENDOR
         -------------------------

9.1 The Vendor shall defend, indemnify and hold harmless the Purchaser and their respective directors, officers, employees, agents, successors and assigns (collectively, in such capacity as the parties to be indemnified under this Agreement, the "INDEMNIFIED PARTIES"), from and against and in respect of any and all Damages suffered or incurred by any Indemnified Party in connection with:

         9.1.1    any breach of any Warranty in this Agreement; and

         9.1.2 any failure to perform duly and punctually any covenant, agreement or undertaking on the part of the Vendor for the benefit of the Purchaser or the Company under this Agreement.


10.      CONFIDENTIALITY
         ---------------

10.1 Each of the parties agrees to keep strictly secret and confidential, and under no circumstances to disclose to any person or entity which is not a party to this Agreement, any Confidential Information arising from or in connection with this Agreement unless disclosure of such information is expressly permitted by the prior written consent in writing of the other party (such consent not to be unreasonably withheld).

10.2 Notwithstanding Clause 10. 1, the confidentiality obligation shall not apply to:

         10.2.1 any information obtained from any parry hereto which becomes generally known to the public, other than by reason of any wilful or negligent act or omission of any party hereto or any of their agents, advisers or employees;

         10.2.2   any information obtained from any third party;

         10.2.3 any information that may be required to be disclosed pursuant to any competent governmental or statutory authority or pursuant to rules or regulations of any relevant regulatory body (including, without limitation, any relevant stock exchange or securities council);

         10.2.4 any information which is required to be disclosed pursuant to any legal process issued by any court or tribunal in Singapore, the United States or elsewhere;

         10.2.5 any information disclosed by any of the parties to their respective bankers, financial advisers, consultants and legal or other advisers for the purpose of this Agreement and the transactions contemplated; and

         10.2.6 any information which is reasonably required to be disclosed to persons who are subject to duties of secrecy and confidence under the Banking Act, Chapter 19 of Singapore, the Finance Companies Act, Chapter 108 of Singapore or such other similar legislation as may be applicable to the Purchaser.


11.  RESTRICTION ON ANNOUNCEMENTS
     ----------------------------

         Save as may be required to be disclosed pursuant to any applicable requirement issued by any competent governmental OR statutory authority or rules or regulations of any relevant regulatory body (including, without limitation, any relevant stock exchange or securities council), each party undertakes that prior to Settlement it will not make any announcement in connection with this Agreement unless the other party shall have given its consent to such announcement (which consent not to be unreasonably withheld).


12.      COSTS AND STAMP DUTY
         --------------------

12.1 Subject to Clauses 4.3, 7.9 and 12.2, each party to this Agreement shall pay its own costs and expenses incurred in relation to or in connection with the negotiation, preparation and execution of this Agreement and the sale and purchase hereby agreed to be made, provided that if any party shall lawfully exercise any right hereby conferred to rescind this Agreement before Settlement the other party shall indemnify the first-mentioned party against expenses and costs (including legal, accounting and other costs and expenses) incurred in the preparation of this Agreement.

12.2 The Purchaser shall bear all stamp duties payable in connection with the transfer of the Sale Shares from the Vendor to the Purchaser.

12.3 Each payment in respect of costs, expenses or Taxation shall be made in the currency in which the costs, expenses or Taxes are incurred.


13.      GENERAL
         -------

13.1 This Agreement shall be binding upon and inure for the benefit of the successors, personal representatives and estates of the parties. Except as otherwise expressly provided in this Agreement, no rights and obligations in this Agreement shall be assigned to any other person by any party without the prior written consent of the other party.

13.2 This Agreement (together with the Schedules and Appendices attached hereto), constitutes the full understanding of the parties and the complete and exclusive statement of the terms and conditions of the Agreement relating to the subject matter of this Agreement and supersedes any and all PRIOR agreements, whether written or oral, that may exist between the parties with respect thereto.

13.3 Any amendment of or supplement to this Agreement, including this provision and the Schedules and Appendices, must be in writing (or in any other form required by applicable law) and executed by both parties to be effective.

13.4 The provisions of this Agreement including the Warranties, covenants and undertakings (insofar as the same shall not have been fully performed at Settlement) shall remain in full force and effect notwithstanding Settlement. Settlement shall not prejudice any rights of any of the parties which may have accrued hereunder prior to Settlement.

13.5 The Vendor and the Purchaser shall do and execute or procure to be done and executed all such further acts, deeds, things and documents as the other party may reasonably require to fulfil the provisions of and to give to each party the full benefit of this Agreement.

13.6 Except to the extent already performed, all the provisions of this Agreement shall, so far as they are capable of being performed or observed, continue in full force and effect notwithstanding Settlement.

13.7 The illegality, invalidity or unenforceability of any provision of this Agreement under the law of any jurisdiction shall not affect its legality, validity or enforceability under the law of any other jurisdiction nor the legality, validity or enforceability of any other provision.

13.8 If any provision in this Agreement is held to be illegal, invalid or unenforceable in whole or in part, this Agreement shall continue to be valid as to its other provisions and the remainder of the affected provision.

14.      NOTICES
         -------

         Any notice required to be given by any party to the other shall be deemed validly served by hand delivery or by telefax or by prepaid registered letter sent through the post to its address given herein or such other address as may from time to time be notified for this purpose and any notice served by hand shall be deemed to have been served on delivery, any notice served by telefax shall be deemed to have been served when sent PROVIDE D that such notice sent by telefax shall thereafter be sent by post by way of a confirmation copy and any notice served by prepaid registered letter shall be deemed to have been served seven (7) days after the time at which it was posted and in proving service it shall be sufficient to prove that the notice was properly addressed and delivered or posted, as the case may be. The initial addresses and telefax numbers of the parties are:-

         The Vendor:     M2B WORLD PTE LTD
                         112 Middle Road 408-01, Midland House, Singapore 188970
                         Telefax no: 6336 9281
                         Attention: Colin Binny


         The Purchaser:  AUSTON INTERNATIONAL GROUP LIMITED
                         45 Middle Road
                         #05-00 Auston Unicentre
                         Singapore 188954
                         Telefax no: 6339 7600
                         Attention: John Zong Yang Li


15.      REMEDIES AND WAIVERS
         --------------------

         Save as expressly provided herein, any right of rescission conferred upon the Purchaser or the Vendor hereby shall be in addition to and without prejudice to all other rights and remedies available to it. No failure on the part of any party to this Agreement to exercise, and no delay on its part in exercising, any right or remedy under this Agreement will operate as a waiver thereof nor will any single or partial exercise of any right or remedy preclude any other or further exercise thereof or the exercise of any other right or remedy. The rights provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.


16.      TIME OF ESSENCE
         ---------------

         Any time, date or period mentioned in any provision of this Agreement may be extended by mutual agreement between the parties hereto but as regards any time, date or period originally fixed and not extended or any time, date or period so extended as aforesaid time shall be of the essence.


17.      THIRD PARTY RIGHTS
         ------------------

         Unless expressly provided to the contrary in this Agreement, a person who is not a Party has no right under the Contracts (Rights of Third Parties) Act, Chapter 53B of Singapore to enforce or to enjoy the benefit of any term of this Agreement.


18.      COUNTERPARTS
         ------------

         This Agreement may be signed in any number of counterparts each of which shall together constitute the same agreement. Any party may enter into this Agreement by signing any such counterpart. Each counterpart may be signed and executed by the parties and transmitted by facsimile transmission and shall be as valid and effectual as if executed as an original.


19.      GOVERNING LAW AND SUBMISSION TO JURISDICTION
         --------------------------------------------

19.1 This Agreement shall be construed in accordance with and be governed by the laws of Singapore.

19.2 In relation to any legal action or proceedings arising out of or in connection with this Agreement ("PROCEEDINGS"), each party to this Agreement hereby irrevocably submits to the jurisdiction of the courts of Singapore and waives any objection to Proceedings in any such court on the grounds of venue or on the grounds that the Proceedings have been brought in an inconvenient forum.

19.3 That submission shall not affect the right of the other party to take Proceedings in any other jurisdiction nor shall the taking of Proceedings in any jurisdiction preclude the other party from taking Proceedings in any other jurisdiction.

IN WITNESS WHEREOF the parties hereto have set their hands the day and year first abovewritten.



THE VENDOR
----------


Signed by
Name:    /s/ Colin Binny
NRIC / Passport No: 801581357
for and on behalf of
M2B WORLD PTE LTD


in the presence of
Name: LP Lee
NRIC / Passport No: 11646681


THE PURCHASER
-------------


Signed by
Name: /s/ John Zong Yang Li
NRIC / Passport No: 093137364
for and on behalf of
AUSTON INTERNATIONAL GROUP LIMITED

in the presence of
Name: LP Lee
NRIC / Passport No: 11646681

                        APPENDIX A - SHARE TRANSFER FORM
                        --------------------------------


                       Dated                       2004


We,              , a company incorporated in           and having its registered
office at                 (hereinafter called the "Transferor") in consideration
of the payment of          by              Company No. (hereinafter called the
"Transferee") pursuant to the Acquisition Agreement dated 200 , do hereby
transfer to the Transferee      ordinary shares of par value $     , fully
paid-up in the undertaking called          (Company Registration No.:          )
to hold unto the Transferee, subject to the several conditions on which we held the same immediately before the execution hereof, and we, the Transferee, do hereby agree to accept and take the said shares subject to the conditions aforesaid.

IN WITNESS:

Signed by                                                      }
For and on behalf of                                           }
                                                               }
In the presence of.                                            }
                                                               }
----------------------------
Name of Witness:
NRIC No./Passport No.

Signed by                                                      }
For and on behalf of                                           )
                                                               )
in the presence of:                                            )
                                                               )
----------------------------                                   )
Name of Witness:
NR1C No./Passport No.

                    APPENDIX B - LETTER OF RESIGNATION
                    ----------------------------------

Date:


The Board of Directors
[o]
[o    ADDRESS]

Dear Sirs

LETTER OF RESIGNATION


I hereby resign as a director of [o] with immediate effect.

I acknowledge and confirm that I have no claim whatsoever against [O] its officers, agents or employees for breach of contract, compensation for loss of office, redundancy or unfair dismissal or any other ground, otherwise or howsoever.

Yours faithfully






Name: [O]
NRIC / Passport No. [o]